UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 3, 2009

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Milton, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 3, 2009, Gordon Ulsh, Chief Executive Officer, adopted a pre-arranged stock trading plan (the "Plan") to sell Exide Technologies common stock in order to diversify his financial assets.

Pursuant to his Plan, a brokerage firm will be authorized to sell up to 477,488 shares of common stock held in the Gordon A. Ulsh and Laurie J. Ulsh, J/R/L/T/A, dated June 21, 1996, as amended, a family trust of which Mr. Ulsh and his wife are trustees. Subject to the satisfaction of certain conditions, the shares may be sold during the period commencing January 19, 2010 and ending January 4, 2011, at which time the Plan is scheduled to terminate. Mr. Ulsh will have no control over the stock sales under the Plan. The transactions under the Plan will be disclosed publicly as they occur on Form 144 and Form 4 filings with the Securities and Exchange Commission.

Written pre-arranged stock trading plans such as Mr. Ulsh’s that are adopted according to the terms of Rule 10b5-1(c) of the Securities Exchange Act of 1934, permit certain officers and directors of publicly-traded companies to buy or sell specified amounts of their company’s common stock at future pre-determined dates regardless of any material non-public information the individual may receive after adopting the plan. Under Exide’s policies, a Rule 10b5-1 plan (1) may only be adopted when an officer or director is not in possession of material nonpublic information; (2) must be documented by a written contract or plan; (3) must specify in advance the amount, pricing and timing of transactions or a formula for such amount, pricing and timing; (4) may only be entered into, amended, replaced or terminated outside a quarterly or event-specific blackout period; (5) once the plan is adopted, the officer or director may not exercise influence over the amount of securities to be traded, the price at which they are traded or the date of any trade; and (6) must not permit the first trade under the plan to occur until forty-five (45) days following adoption of such plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

December 7, 2009	By:	/s/ Phillip A. Damaska

Name: Phillip A. Damaska
Title: Executive Vice President and Chief Financial Officer